Transcript of

Quest Solution

First Quarter 2016 Earnings Call

May 23, 2016

Participants

Tom Miller – Chairman & President

Gilles Gaudreault – Chief Executive Officer

Joey Trombino – Chief Financial Officer

Cameron Donahue – Hayden IR

Presentation

Operator

Good day, everyone, and welcome to today’s Quest Solution First Quarter 2016 Earnings Call. At this time all participants are in a listen-only mode. Later you will have the opportunity to ask questions during a Q&A session. Please note today’s call is being recorded and I will be standing by should you need any assistance.

It is now my pleasure to turn the conference over to Cameron Donahue of Hayden IR. Please go ahead.

Cameron Donahue – Hayden IR

Thank you, operator. Good afternoon, everyone, and thank you for joining Quest Solution’s First Quarter 2016 Earnings Conference Call. Joining me on the call today are Gilles Gaudreault, Chief Executive Officer; Joey Trombino, Chief Financial Officer; and Tom Miller, Chairman and President who’ll be present for the Q&A portion of this call.

Before we start, I’d like to remind everyone of the Safe Harbor statement included in the earnings press release. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements, including statements made during the course of this call. These forward-looking statements are based on the company’s current expectations and beliefs concerning future developments and the potential effects on the company. A number of these factors could cause actual results or outcomes to different materially from those indicated by such forward-looking statements. These forward-looking statements involve significant risks and uncertainties, some of which are beyond the company’s control and are subject to changes based upon various future factors. For a more detailed discussion of some of the ongoing risks and uncertainties in the company’s business, I refer you to the company’s filings with the Securities and Exchange Commission including our Form 10-Q for the first quarter of 2016, which was filed today, May 23, 2016.

During this conference call we will also disclose non-GAAP financial measures as defined by SEC Regulation G included adjusted revenue, adjusted gross margin and adjusted EBITDA, which we define as net income before interest, taxes, depreciation, amortization, adjustments for acquisition-related or integration items, asset impairment charges, purchase price accounting items recorded as part of our acquisitions and certain other items that we believe [indiscernible]. The comparable GAAP financial information including operating income, the GAAP measurement most directly comparable to adjusted EBITDA, and reconciliation are provided on the financial tables at the end of the first quarter 2016 earnings press release.

At this time I’d now like to kick the call over to Mr. Gilles Gaudreault, Chief Executive Officer.

Transcript: Quest Solution First Quarter 2016 Earnings Call May 23, 2016

Gilles Gaudreault – Chief Executive Officer

Thank you, Cameron, and good afternoon, everyone. Before we get started I would first like to welcome Joey Trombino to our team in his first earnings call with Quest. Joey officially joined Quest on May 2nd, 2016. He brings a proven track record of relevant financial and leadership experience. His appointment as CFO and colocation with the executive team in Montreal strengthens our financial leadership and demonstrates our commitment to streamlining our operations. Joey, welcome! We are pleased to have you with us.

Now I would like to give you some of the Q1 highlights we have achieved. We have had net revenues of $18.4 million, an increase of 72% compared to Q1 2015, an improvement of our gross margin over Q4 2015 from 18.5% to 20.8%. We have generated cash flow from our operations of $1.5 million compared to $132,000 in Q1 of 2015. We have received approval by the board of directors to convert debt into C shares to solidify our balance sheet. As of today we have about $4.2 million that will become converted into C shares. We’ve also accomplished a reduction of 20% in executive pay, and we have appointed as I said earlier Joey Trombino as the new CFO of the corporation.

As stated earlier for the first quarter we delivered net revenue of $18.4 million, a 72% increase over the same period of last year. This is important to know that Q1 is seasonally our lowest revenue quarter of the year. The market is driving companies within the supply chain to upgrade mobile computers, wireless infrastructures, printers and scanning products in order to improve their need for real time information. We expect to see this trend to continue in the upcoming quarters thus supporting our revenue growth.

In Q1 we also structured our consumables business in the US by building up our sales team and by moving one of our label production press from Canada to our California location. We are beginning to realize some immediate efficiencies from this move by being able to offer new products and improve customer service with these actions. We believe these investments will continue to generate financial benefits in the coming quarters.

In Q1 we have signed a number of new business contracts for a total of about $17.2 million of which $3.5 million is coming from our Canadian operations. As of March 31st 2016, our backlog of orders was at $5.6 million of which $1.4 million came from our Canadian operations. Quest is recognized by leading manufacturers, vendors, distributors as a tier one specialty systems integrator.

To further support our sales efforts, we’re investing in a marketing program that will solidify Quest’s presence in the marketplace. In the upcoming months Quest will invest further in marketing materials, white papers, blogs, and webinars that will promote our products and services.

Overall our top ten accounts made up 56% of our US hardware sales, while the top ten accounts in our consumables segment made up 43% of the Canadian sales. In key verticals, we achieved key customer wins in Q1 2015 in the food and beverage, pharmaceutical, manufacturing, healthcare, automotive and oil and gas. All of Quest’s business verticals continue to be strong particularly in retail, logistics and wholesale distribution.

Following the integration of ViascanQData, we already see a shift of our product mix towards labelling products, which will support an increase in recurring revenues and drive margin expansion. In addition we began shifting our offerings to focus more on value-added technologies, including mobile cloud analytics. We began 2016 with a sales plan that supports achieving an estimated $90 million in revenue with positive EBITDA for the full year. As of March 31, 2016 we remain on track to achieve these targets.

Since the integration of Quest and ViascanQData, our sales and field systems teams are increasingly cross-selling products and services. Also management has identified cost-saving initiatives and opportunities to eliminate redundancies, leveraging our combined purchasing power and therefore improving our overall operational efficiencies by about $1 million for the full 2016 year.

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Transcript: Quest Solution First Quarter 2016 Earnings Call May 23, 2016

As discussed during our year-end earnings call we have agreements to convert $4.3 million of outstanding debts at March 31, 2016 to equity with our new Series C Preferred Stock. These preferred stocks will be converted on a one-to-one basis. Therefore, $4.3 million of debt will be converted into $4.3 million of equity.

In addition, we plan to repurchase up to 4.5 million shares of common stock through the end of 2016 in order to create the company’s employee stock purchase plan and to reduce the number of issued and outstanding shares. We began the launch of our plan in the U.S. and we’ll soon launch the program in Canada. This plan allows our employees to participate in the growth of the company and then provides them with the opportunity to become shareholders at a reduced cost.

I will now turn the call over to Joey Trombino, our Chief Financial Officer, for a review of our financial results for the first quarter.

Joey Trombino – Chief Financial Officer

Thank you, Gilles, and good afternoon, everyone. Since this is the first time most of you have heard from me, I would like to take a moment and give you a brief background about myself.

I am an accomplished finance executive with over 20 years of diversified experience in both private and public corporations. I’ve held different senior finance positions in companies across various sectors including over ten years of assuming leadership roles in the manufacturing and technology sectors. I’m a member of the Charter Professional Accountants in Canada and hold a Bachelor of Commerce degree in accounting and finance from McGill University in Montreal.

Now, to the numbers.

Net revenues for the first quarter of 2016 increased to $18.4 million up from $10.7 million in the first quarter of 2015, an increase of 72% year-over-year. The increase is attributable to the organic growth of 39.5% from the US-based companies and the acquisition of the ViascanQData in October 2015.

Gross profits was $3.8 million or 20.8% of net revenues for the first quarter of 2016 compared to gross profit of $2.4 million or 22.4% in Q1 2015. Gross profit for the quarter was lower due primarily to customer mix. Compared to Q4 2015 gross margin has improved 2.3% from 18.5% to 20.8%. We expect that increased volume from the consumables division will improve the blended gross margin of the overall corporation in the coming quarters.

For the first quarter 2016, net loss was approximately $1.5 million compared to a net loss of $422,000 in the first quarter of 2015. The difference is explained by an increase of $425,000 of amortization expense of acquired intangibles, which is non-cash, and an increase in operating expenses.

On a GAAP basis our operating expenses included non-cash expenses including depreciation, amortization of acquisition intangibles and stock-based compensation for employees and director stock options.

Without the effect of these non-cash expenses, the adjusted earnings before interest, taxes and depreciation and amortization or “Adjusted EBITDA” for the first quarter of 2016 was negative $160,000 compared to Adjusted EBITDA of $37,000 in the first quarter of 2015. We use adjusted EBITDA as a key non-GAAP earnings measure of the underlying operations of our core business.

Turning to our balance sheet just for a moment, we ended the first quarter of 2016 with $1.7 million in cash compared to $1.5 million at December 31, 2015. Approximately $553,000 of our cash was deemed restricted cash as of March 31, 2016.

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Transcript: Quest Solution First Quarter 2016 Earnings Call May 23, 2016

Net deferred revenue was $1.4 million at March 31, 2016 and $1.3 million at December 31, 2015. Deferred revenue consists of prepaid third-party hardware service agreements, software maintenance service contracts and the related costs and expenses recorded net of the revenue invoiced. The company had deferred revenues of $8 million and deferred costs of $6.6 million as of March 31st 2016 for a net deferred revenue of $1.4 million. This revenue will be recognized in the income statement over the term of the contracts as it is earned, normally for a period of one to five years with three years being the average contract term.

Gilles, I now turn the call back over to you.

Gilles Gaudreault – Chief Executive Officer

Thank you, Joey.

We are off to a solid start in 2016. Looking ahead the primary objectives for our business remain the same, accelerate growth while securing market growth rates of 5% to 7% by leveraging the strengths of a larger more robust organization; increase our gross margins by targeting new opportunities that offer a larger portion of higher margin services and media requirements as part of the scope of work; reduce our delivery and operating costs by eliminating redundancies and leveraging our purchasing power; streamlining our operations to realize the synergies of our mergers.

We look forward to bringing you updates on our progress throughout the year.

With that, I will now like to turn the call over to the operator for Q&A.

Operator

Certainly. (Operator instructions.) Our first question comes from George Guttman with Jericho Partners Limited. Please go ahead.

Q: Congratulations on the top line growth. Could you please explain how or why the salary and employee benefits doubled, the reason for it and what you can do about it going forward?

Gilles Gaudreault – Chief Executive Officer

Yes. This is Gilles speaking. How are you doing, George?

Q: If the stock would be $0.70, $0.80, I’d be a heck of a lot better…

Gilles Gaudreault – Chief Executive Officer

So would I. That being said, George, is that yes we did put a plan of action in order to reduce the G&A and the overhead costs of the core operation. We anticipate the reduction to be at about a million dollars for the year 2016. As you know, when corporations are doing mergers and acquisitions, there’s always additional expenditures that do occur in order to accelerate the benefits of having both corporations to merge together. Now I can say that most of these costs are being realized and we’re going to be seeing the benefits in the upcoming quarters.

Q: Is that a nice way of saying that we will actually be, excluding non-cash items, profitable?

Gilles Gaudreault – Chief Executive Officer

Some of them will remain and some of them will vanish. As you’ve seen we are also changing some of the note holders into C shares, so they’re going into equity, so it will have an impact on some of the non-cash expenditures of the corporation we’re facing, yes.

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Transcript: Quest Solution First Quarter 2016 Earnings Call May 23, 2016

Q: I’m assuming that based on history the next time you will communicate to shareholders will be at the next conference call. So is there anything between now and the next conference call that we as shareholders can look to, can dream about, can salivate about, to anticipate, can perhaps say wow, look at that, let’s buy some stock, as opposed to just languishing in the desert for 40 years?

Gilles Gaudreault – Chief Executive Officer

We’re going to be adding other press releases throughout the quarter to announce some of the changes and also to solidify some of the things that I shared out with you today. And I think that the corporation is keeping the track of revenues and also keeping the track of EBITDA for the year 2016, so we believe that the shareholders, and I am also a shareholder of the corporation, as you know, will benefit from it.

Tom Miller – Chairman & President

Gilles and George, this is Tom. There are a couple initiatives that will be announced throughout the quarter, George. These are demand generating initiatives. One is with a company called Apex, which is a partner of ours where we’re implementing a mobile cloud locker system for storage of mobile assets, which is a very significant piece within our industry where companies who have thousands of mobile assets literally lose them.

We have a second cloud analytic partnership that we’ll be discussing later this quarter, which is in the retail store industry, which helps with improved shelf management and shelf placement.

And we have a third cloud initiative with another partner associated with yard management, which improves logistics in a yard of a logistics provider by allowing them to anticipate and place trailers into various locations. So these are all some relationships we’re working on. We’re launching them internally within the company to our field organization and you’ll be hearing more about this throughout the quarter.

Q: I’m glad you brought up Apex. When you came out with the news on Apex, I took a look at their website. It is virtually indistinguishable from Quest. The last news you came out with TrackX, their website is also virtually indistinguishable from Quest. When Quest was first started, the business model essentially said that there are a lot of mom and pop shops that want to have an exit vehicle and Quest would be their exit vehicle.

Now I know it’s taken time to integrate Quest DCS and Viascan, but is it possible that further down the road Quest would be looking at other strategic acquisitions to increase not only in size, but service capability?

Gilles Gaudreault – Chief Executive Officer

Our aim, George, at this time is to make sure that we take all the benefits of the mergers that did occur in the past two years. This being said, we’re not going to turn down any other possible acquisitions, which is going to improve the top line and the bottom line of the company, but this is not what is the driver for the corporation as we speak. We’d rather focus on having a sound balance sheet and a sound corporation to be able afterwards to make other acquisitions, so short-term I would say no.

Q: Do you anticipate further debt reduction, because if I recall correctly during the last conference call, you mentioned $9 million?

Gilles Gaudreault – Chief Executive Officer

If you take the $4.3 million, which is the conversion which took place, also there is also a portion of note holders that has been repurchased in the previous quarters, so if you take what have been repurchased if you take what we anticipate with the results of that, this is where the $9.2 million is coming from.

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Transcript: Quest Solution First Quarter 2016 Earnings Call May 23, 2016

Q: It sounds good to me. I’m just going to hope that going forward you guys will give us shareholders some reason to feel better, to perhaps even open up our pocketbooks and buy more, and more importantly to give potentially new shareholders reasons to buy. And obviously top line and bottom line growth is the only thing that will drive that, but also constant news flow and I hate to keep saying this every single conference call and I apologize for being redundant, but hopefully you guys will change tactics and we will see more news flow. Thank you.

Gilles Gaudreault – Chief Executive Officer

You’re welcome, George.

Operator

Thank you. (Operator instructions.) Our next question comes from Michael Alaria [ph]. Please go ahead.

Q: Hi, yes, my question is directed to Gilles. There is an announcement today about possibly purchasing up to 4.3 million shares of common stock. I was wondering how would that be initiated and how would it be affected.

Gilles Gaudreault – Chief Executive Officer

I would like to turn that question to Tom Miller; Tom, if you would please answer this question.

Tom Miller – Chairman & President

Are we speaking about the employee shareholder plan, Gilles?

Q: I’m sorry I believe it is related to that program, but it says in the press release that you will be buying over four million shares of stock and I’m wondering how do you intend to do that because the marketplace doesn’t accommodate that kind of buying. It seems to me—

Gilles Gaudreault – Chief Executive Officer

Maybe I can answer that out. If you look at the agreement that has been made with Kurt Thomet we also have put together a plan to repurchase this stock that he was having with the corporation. So this is what we’re going to be using in order to have the employees who participate in this stock purchase program.

Tom Miller – Chairman & President

One of the key things here is the employee stock purchase plan, that’s going to be done initially through the purchases from the company eventually, eventually directly from the stock market. We are working with our attorneys at this point to finalize it and the legal structure and that will enable our employees to begin to purchase shares here before the quarter is out. And as we develop this you’ll see communications on this through the coming weeks.

Q: If I might be so bold I would like to understand why the company would not be buying stock at these ridiculous levels now in preparation for that program, because with all the posturing of good things to come, it obviously is going to be more expensive to buy it later. So, as someone who tries to make sense out of if one to one equals two, I’m not too fond of all this EBITDA throwing around and the stock being valued at $2 a share for merger and acquisition reasons and yet it’s $0.14 a share. Let’s get real. Let’s let people understand that this is a question that could be answered, but it seems like you never answer that question.

Gilles Gaudreault – Chief Executive Officer

Maybe I would like to answer that question, this is Gilles. You know that us being insiders when we have to buy stock on the market, it is something that we have to validate with our attorney. It’s not something that we can just go on and buy the stock as it is now. And we know that the stock varies. We have buyers; we have sellers. This is the way the industry is, but what we know is that me as a CEO my role as CEO is to make sure that we do everything possible so the shareholders will benefit from the corporation.

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Transcript: Quest Solution First Quarter 2016 Earnings Call May 23, 2016

These corporations have been established for more than 25 years, now the mergers are less than two years old for all of the corporations. So it is also us as being shareholders we feel that we have the same frustrations that you guys have. We are there to make sure that the value of the corporation will increase, so we understand that and this is what we are aiming at.

As we did share out with you today there are a lot of changes that have been made in order to strengthen the balance sheet of the corporation by reducing the debt levels and converting that out to C stock. There are also salary reductions that have been put in place for the upper management, which is 20%. We’re having also the opportunity now for employees to participate in being shareholders of the corporation, so all of this will benefit each and every shareholder in the near future. Unfortunately we are driven by the market, but we’re putting everything together, so the market will recognize the benefit of investing into our corporation.

Q: Thank you for your answer.

Gilles Gaudreault – Chief Executive Officer

You’re welcome.

Operator

Thank you. (Operator instructions.) We’ll go back to George Guttman with Jericho Partners. Please go ahead.

Q: This is your unlucky day. It’s me back again. Do you have any plans to go out on potential road shows now that most of the integration is behind you and seemingly care to be headed in better directions?

Gilles Gaudreault – Chief Executive Officer

You know, George, that we’re using Hayden IR to help us out in that. We started to have conversations with them to see what would be beneficial for the corporation as far as road shows are concerned. We are looking at some right now and it’s going to be finalized within the next couple of weeks.

Q: Okay, thanks.

Gilles Gaudreault – Chief Executive Officer

You’re welcome.

Operator

It appears we have no additional questions at this time. I’ll turn it back to management for any additional or final remarks.

Gilles Gaudreault – Chief Executive Officer

Thank you very much, operator. If there are no other questions, I would like to ask for this call to end, so thank you very much for your participation and you may now disconnect.

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